Exhibit 3.22

LIMITED LIABILITY COMPANY AGREEMENT

OF

CONTOUR ENERGY E & P, LLC

December 31, 2001

1

EXHIBIT A

Membership Interests

EXHIBIT B

Managers

2

LIMITED LIABILITY COMPANY AGREEMENT

OF

CONTOUR ENERGY E & P, LLC

This Limited Liability Company Agreement (the “LLC Agreement”) of CONTOUR ENERGY E. & P, LLC is entered into by CONTOUR ENERGY CO., as the sole Member of the Company (the -Member”).

ARTICLE 1

ORGANIZATION OF THE COMPANY

Section 1.1 Formation. CONTOUR ENERGY E & P, LLC (the “Company”) is a limited liability company organized under the provisions of the Delaware Limited Liability Company Act, as amended from time to time (the “Act”). The Certificate of Formation (the “Certificate”) was filed with the Secretary of State of the State of Delaware on December 27, 2001.

Section 1.2 Name. The name of the Company is “CONTOUR ENERGY E & P, I LC.- ‘The Company may transact business under one or more assumed names by filing an assumed name certificate in the manner prescribed by applicable law.

Section 1.3 Continuation and Term. The Company was formed on December 27, 2001, pursuant to a plan of conversion which converted the Company from a Delaware corporation to a Delaware limited liability company. The Company began its existence on April 19, 1983, as a Delaware corporation, and its existence is perpetual.

Section 1.4 Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which a limited liability company may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

Section 1.5 Offices. The principal office of the Company shall be determined from time to time by the Members. The registered office of the Company required by the Act to be maintained in the State of Delaware may be, but need not be, identical to the principal office. The Company’s registered office, registered agent and the addresses thereof may be changed from time to time by the Members in accordance with the Act. The Company may also have offices at such other places, both within and without the State of Delaware, as the Members may from time to time determine or the business of the Company may require.

ARTICLE 2

DEFINITIONS

When used in this LLC Agreement, the following terms shall have the respective meanings assigned to them in this Article 2 or in the Sections referenced below.

“Act” shall have the meaning specified in Section 1.1.

“Allocation Regulations” means Treasury Regulation §1.704-1(b), Treasury Regulation §1.704-2 and Treasury Regulation §1.704-3 (including temporary regulations), as such regulations may be amended and in effect from time to time and any corresponding provisions of succeeding regulations.

“Assignee” shall mean a person to whom a Membership Interest has been transferred in a manner permitted under this LLC Agreement, and who thereby has an interest in the Company equivalent to that of a Member but (i) limited to the rights and obligations appurtenant to a Membership Interest to share in the allocations and distributions, including liquidating distributions, of the Company, and (ii) otherwise subject to the limitations under the Act on the rights of an assignee.

“Capital Account” means the account established and maintained for each Member in the manner described in Section 4.4.

“Capital Contribution” means the amount contributed to the Company by each Member in exchange for its Membership Interest.

“Certificate” shall have the meaning specified in Section 1.1.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Company” means Contour Energy E & P, LLC, a limited liability company organized under the laws of the State of Delaware.

“Indemnitee” shall have the meaning specified in Section 11.1(a).

“Majority In Interest” means those Members whose aggregate Percentage Interests exceed 50%.

“Manager “means the persons who are then managing the business of the Company In accordance with Article 3 of this LLC Agreement. The Managers at the time of adoption of this LLC Agreement are set forth on Exhibit B attached hereto.

“Member” means a person who holds a Membership Interest and has become a member of the Company in accordance with this LLC Agreement.

“Membership Interest” means the interest of a Member in the Company, including, without limitation, rights to receive distributions, to be allocated income, gain, loss, deduction, credit or similar items, to receive information, and to grant consents or approvals.

“Official Capacity” shall have the meaning specified in Section 11.1(b).

“Percentage Interest” shall mean, when used with reference to a Member, such Member’s Membership Interest Units expressed as a percentage of the Company’s total Membership Interests issued and outstanding, as set forth on Exhibit A attached hereto, as adjusted, from time to time, to reflect changes in the relative interests of the Members resulting from contributions or distributions other than in accordance with the Percentage Interests of the Members immediately preceding such contributions or distributions.

“Proceeding” shall have the meaning specified in Section 11.1(c).

ARTICLE 3

MANAGEMENT OF THE COMPANY

Section 3.1 Management. The Company will be managed by the Managers. The conduct of the Company’s business and the management of its affairs will be exercised and conducted solely by the Managers in accordance with this LLC Agreement. Notwithstanding the foregoing, the Managers may appoint officers of the Company as provided in Section 3.2 hereof.

Section 3.2 Officers.

(1) The Managers may elect a President, one or more Vice Presidents, a Secretary, a Treasurer, one or more Assistant Secretaries and one or more Assistant Treasurers. One person may hold any two or more of these offices. Each officer so elected shall hold office until his successor shall have been duly elected and qualified or until his death, resignation or removal in the manner hereinafter provided. Any Officer elected or appointed by the Managers may be removed, either with or without cause, by the Managers at any time.

(2) The Managers may appoint such other officers and agents as they shall deem necessary who shall hold their offices for such terms, have such authority and perform such duties as the Managers may from time to time determine. The Managers may delegate to any committee or officer the power to appoint any such subordinate officer or agent. No subordinate officer appointed by any committee or superior officer as aforesaid shall be considered as an officer of the Company, the officers of the Company being limited to the officers elected or appointed as such by the Managers.

(3) Any officer may resign at any time by giving written notice thereof to the Managers or to the President or Secretary of the Company. Any such resignation shall take effect at the time specified therein and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Any officer elected or appointed by the Managers or any other officer may be removed at any time with or without cause by the Managers. The removal of any officer shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create any contract rights. A. vacancy in any office shall be filled for the unexpired portion of the term by the Managers, but in case of a vacancy occurring in an office filled by a committee or superior officer in accordance with this LLC Agreement, such vacancy may be filled by such committee or superior officer.

(4) Officers, in their capacity as such, shall not receive any compensation for their services. The Officers shall be entitled to be reimbursed by the Company for their respective reasonable out-of-pocket costs and expenses incurred in the course of their services as such.

ARTICLE 4

CAPITAL CONTRIBUTIONS AND INTERESTS

Section 4.1 Membership Interests. Contemporaneously with the execution by such Member of this LLC Agreement, each Member shall have its Membership Interest as set forth in Exhibit A attached hereto.

Section 4.2 Interest on and Return of Capital Contributions. The Members shall not be entitled to interest on any Capital Contribution or on such Member’s Capital Account balance, and no Member shall have the right to withdraw or to demand the return of all or any part of its Capital Contribution, except as specifically provided in this LLC Agreement.

Section 4.3 Additional Capital Contributions. The Members shall not be required to make any additional Capital Contribution to the Company nor shall any Member be obligated to satisfy any deficit in its Capital Account.

Section 4.4 Capital Accounts. The Company shall maintain for each of the Members a separate Capital Account. Each Member’s Capital Account shall be increased by (a) (i) the cash or fair market value of any property contributed to the Company by the Member (net of any liabilities secured by the property that the Company is considered to assume or take subject to under Section 752 of the Code) and (ii) all items of Company income and gain allocated to such Member pursuant to Section 5.1; and decreased by (b)(i) the cash or fair market value of any property (net of any liabilities secured by the property that the Member is considered to assume or take subject to under Section 752 of the Code) distributed to the Member, (ii) allocations to the Member of expenditures of the Company described in Section 705(a)(2)(B) of the Code, and (iii) allocations of Company loss and deduction (or items thereof) pursuant to Section 5.1. In addition, each Member’s Capital Account shall be increased or decreased to reflect other items not taken into account under Section 4.4(a) or (b) above as necessary to comply with the requirements of Treasury Regulation Section 1.704-1(b)(2)(iv) (or any successor provision thereto).

ARTICLE 5

ALLOCATIONS AND DISTRIBUTIONS

Section 5.1 Allocation of Income, Losses and Other Items.

(1) Except as otherwise provided in this LLC Agreement, for purposes of maintaining the Capital Accounts and in determining the rights of the Members (whether one or more), the income, losses, gains, and deductions shall be allocated to the Members in accordance with their respective Percentage Interests.

(2) The following mandatory allocations shall be made prior to making any allocations provided for in Section 5.1(a) above:

(a) Qualified Income Offset. Except as provided in Section 5.1(b)(ii) hereof, in the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) which cause or increase a deficit balance in his Capital Account, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Allocation Regulations, the deficit balance in the Capital Account created or increased by such adjustments, allocations or distributions as quickly as possible.

(b) Nonrecourse Debt Allocations. Notwithstanding any other provision of this Section 5.1, each Member shall be allocated items of Company income and gain in each fiscal year as necessary, in the Members’ discretion, to comply with the Allocation Regulations relating to nonrecourse debt.

(c) Gross Income Allocations. In the event any Member has a deficit balance in his Capital Account, such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible.

(d) Curative Allocations. Notwithstanding any other provisions of this Section 5.1, the special allocations set forth in Section 5.1(b)(i), (ii) and (iii) (the “Regulatory Allocations”) shall be taken into account in allocating items of income, gain, loss and deduction among the Members such that, to the extent possible, the net amount of such allocations of items of income, gain, loss and deduction and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each Member if the Regulatory Allocations had not occurred.

Section 5.2 Allocations for Tax Purposes. For federal income tax purposes, except as otherwise provided in the Code or Allocation Regulations, each item of income, gain, loss, and deduction of the Company shall be allocated among the Members in the same manner as its corresponding item of “book” income, gain, loss or deduction has been allocated pursuant to Section 5.1 hereof.

Section 5.3 Distribution of Cash and Other Property. Other than in respect of the winding up of the Company, distributions of cash or property of the Company shall be made at such time and in such amounts as determined by the Members. Distributions pursuant to this Section 5.3 shall be to the Members in accordance with their respective Percentage Interests.

ARTICLE 6

MEMBERS; TRANSFER OF MEMBERSHIP INTERESTS;

WITHDRAWAL; ADMISSION OF NEW MEMBERS

Section 6.1 Representations and Warranties of Members. Each Member hereby represents and warrants to the Company and the other Members as follows:

(1) Authorization. If the Member is an organization, that it is duly organized, validly existing, and in good standing under the law of its state of organization and that it has full power and authority to execute and enter into this LLC Agreement and to perform its obligations hereunder and that all actions necessary for due authorization, execution, delivery and performance by that Member have been duly taken;

(2) Compliance with Other Instruments. The Member’s authorization, execution, delivery, and performance of this LLC Agreement do not conflict with any other agreement or arrangement to which such Member is a party or by which it or he is bound;

(3) Purchase Entirely for Own Account. The Member is acquiring its or his Membership Interest in the Company for the Member’s own account for investment purposes only and not with a view to or for the resale or distribution thereof and has no contract, understanding, undertaking, agreement, or arrangement of any kind with any Person to sell, transfer or pledge to any Person its or his interest or any part thereof nor does such Member have any plans to enter into any such agreement;

(4) Investment Experience. By reason of its or his business or financial experience, the Member has the capacity to protect its or his own interests in connection with the transactions contemplated hereunder, are able to bear the risks of investment in the Company, and at the present time could afford a complete loss of such investment;

(5) Disclosure of Information. The Member is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire an interest in the Company; and

(6) Federal and State Securities Laws. Assuming federal and state securities laws apply to the Membership Interests, the Member acknowledges that the Membership Interests have not been registered under the Securities Act of 1933 or any state securities laws, inasmuch as they are being acquired in a transaction not involving a public offering, and, under such laws, may not be resold or transferred by such Member without appropriate registration or the availability of an exemption from such requirements.

Section 6.2 Transfer of Member’s Interest. The provisions of this Section 6.2 shall apply in the event the Company has more than one Member. In such event, no Member may assign any or all of the Membership Interest of such Member to another person (“Assignee”) without the written consent of all of the Members. If the Assignee is not already a Member, it will become a Member in the Company entitled to all the rights and benefits under this LLC Agreement only if all of the Members consent to the assignment in writing or approve of the assignment by a vote taken at a meeting of the Members, which consent or approval may be withheld in the absolute discretion of any of the Members. An Assignee who is not a Member shall only be entitled to distributions to which the assignor would be entitled.

Section 6.3 Withdrawal. A Member may not withdraw from the Company without the written consent of the other Members.

Section 6.4 Admission of New Members. A person may become a new Member of the Company upon (i) receiving the consent of all of the existing Members to such admission and to the amount of the Capital Contribution to be made by such new Member, (ii) making the Capital Contribution to the Company and (iii) executing an addendum to this LLC Agreement which by its terms (a) binds such new Member to the terms and conditions set forth herein, (b) recites the Capital Contribution to be made by such new Member and (c) sets forth the Membership Interest to be received by such new Member in exchange for its Capital Contribution. At the time of admission of a new Member, the Members shall amend Exhibit A to reflect the Membership Interests of all of the Members. Such revised Exhibit A shall be effective as of the date of admission of the new Member.

ARTICLE 7

VOTING, QUORUM, AND MEETINGS OF MANAGERS

Section 7.1 Number of Managers. The number of Managers of the Company shall be not less than one. As of the date of adoption of this LLC Agreement, the number of Managers is two (2) and the Managers are set forth on Exhibit B hereto. Such number of Managers may be fixed or changed from time to time by action of the Members of the Company.

Section 7.2 Voting Power. Each Manager shall have one vote. If a quorum of the Managers is present, the affirmative vote of a majority of the Managers shall be the act of the Managers, unless the vote of a greater amount or approval by other voting groups is required by the Act, the Certificate or this LLC Agreement.

Section 7.3 Quorum. A majority of the Managers, represented in person or by proxy, shall constitute a quorum for the transaction of business.

Section 7.4 Meeting of Managers.

(1) Place of Meetings. The Managers may designate any place, either within or without the State of Delaware, as the place of meeting for any regular meeting or for any special Regular Meetings. Regular meeting called by the Managers. A waiver of notice signed by all Managers entitled to vote at a meeting may designate any place, either within or without the State of Delaware, as the place for the holding of such meeting. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal office of the Company.

(2) Regular Meetings. Regular meetings of Managers shall be held at such time, on such day and at such place as may be designated by the Managers, at which time the Managers shall transact such business as may properly be brought before the meeting.

(3) Special Meetings. Special meetings of the Managers for any purpose or purposes, unless otherwise prescribed by law or by the Certificate, may be called by the Managers. Business transacted at all special meetings shall be confined to the purpose or purposes stated in the call.

(4) Notice of Meetings. Written or printed notice of all meetings of Managers stating the place, day and hour thereof, and in the case of a special meeting the purpose or purposes for which the meeting is called, shall be personally delivered or mailed, not less than ten (10) days nor more than sixty (60) days prior to the date of the meeting, to the Managers.

(5) Telephone Meetings. Managers may participate in and hold a meeting of the Managers by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this Section shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(6) Action Without Meeting. Any action required by any provision of law or of the Certificate or this LLC Agreement to be taken at a meeting of the Managers, or any action which may be taken at a meeting of the Managers, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by the Managers entitled to vote with respect to the subject matter thereof and having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all of the Managers entitled to vote on the action NA ere present and voted, and such consent shall have the same force and effect as an affirmative vote of the Managers. Prompt notice of the taking of any action upon the written consent of less than all of the Managers without a meeting shall be given to the Managers who have not consented to the action.

ARTICLE 8

VOTING, QUORUM, AND MEETINGS OF MEMBERS

Section 8.1 Voting Power. The provisions of this Article 8 shall apply in the event the Company has more than one Member. In such event, each Member shall vote in proportion to the ratio that his Membership Interest bears to the total Interests of all of the Members. If a quorum of the Members is present, the affirmative vote of the Majority In Interest shall be the act of the Members, unless the vote of a greater amount or approval by other voting groups is required by the pct. the Certificate or this LLC Agreement.

Section 8.2 Quorum. A Majority In Interest, represented in person or by proxy, shall constitute a quorum for the transaction of business.

Section 8.3 Meeting of Members.

(1) Place of Meetings. The Managers may designate any place, either within or without the State of Delaware, as the place of meeting for any annual meeting or for any special meeting called by the Managers. A waiver of notice signed by all Members entitled to vote at a meeting may designate any place, either within or without the State of Delaware, as the place for the holding of such meeting. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal office of the Company.

(2) Annual Meeting. The annual meeting of Members shall be held at such time, on such day and at such place as may be designated by the Managers, at which time the Members shall transact such business as may properly be brought before the meeting.

(3) Special Meetings. Special meetings of the Members for any purpose or purposes, unless otherwise prescribed by law or by the Certificate, may be called by the Managers or by any Member holding at least ten percent (10%) of all of the Membership Interests entitled to vote at the meetings. Business transacted at all special meetings shall be confined to the purpose or purposes stated in the call.

(4) Notice of Meetings. Written or printed notice of all meetings of Members stating the place, day and hour thereof, and in the case of a special meeting the purpose or purposes for which the meeting is called, shall be personally delivered or mailed, not less than ten (10) days nor more than sixty (60) days prior to the date of the meeting, to the Members of record entitled to vote at such meeting. If mailed, the notice shall be addressed to the Members as their addresses appear on the books and records of the Company and the postage shall be prepaid. Personal delivery of any such notice to any member of a partnership or to any officer of a corporation, limited liability company or other entity shall constitute delivery of such notice to such partnership, corporation, limited liability company or other entity.

(5) Telephone Meetings. Members may participate in and hold a meeting of the Members by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this Section shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(6) Action Without Meeting. Any action required by any provision of law or of the Certificate or this LLC Agreement to be taken at a meeting of the Members, or any action which may he taken at a meeting of the Members, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by the Record Holder or Holders of Membership interests entitled to vote with respect to the subject matter thereof and having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all of the Membership Interests entitled to vote on the action were present and voted, and such consent shall have the same force and effect as a unanimous vote of the Members. Prompt notice of the taking of any action upon the written consent of less than all of the members without a meeting shall be given to the members who have not consented to the action.

ARTICLE 9

DISSOLUTION

Section 9.1 Events Requiring Dissolution. The Company shall be dissolved upon the happening of any of the following events:

(1) upon the written consent of a Majority In Interest;

(2) upon the occurrence of an event specified under the Act as one causing dissolution;

(3) upon the death, insanity, expulsion, retirement, withdrawal, resignation, expulsion, Bankruptcy or dissolution of any Member, or any other event that terminates the continued membership of any Member in the Company, unless the Members shall elect to carry on the business pursuant to Section 9.2 hereof; or

(4) upon the completion of the sale of all or substantially all of the assets of the Company.

Section 9.2 Election to Carry on Business. Upon the occurrence of an event described in Section 9.1 hereof which would cause a dissolution of the Company by operation of law, the Members may, within ninety (90) days of such event, elect to carry on the business of the Company by the affirmative vote of all of the Members. In the event that all of the Members do not elect to carry on the business within such ninety (90) day period, the Member or Members who do not vote to carry on the business shall, jointly and severally, indemnify the Company for any and all costs incurred by the Company in connection with or as a result of the dissolution of the Company.

Section 9.3 Distribution Upon Dissolution. Upon dissolution of the Company, the affairs of the Company shall be wound up in accordance with this Section 9.3. The fair market value of the assets of the Company (other than cash) shall be determined by the Managers. Any gains or losses (including unrealized gains and losses from property to be distributed in kind) from disposition shall be allocated among the Members as provided in Article 5. Thereafter, the assets of the Company shall be distributed in the following manner and order: (i) first, to the claims of all creditors of the Company, including Members who are creditors, to the extent permitted by law, in satisfaction of liabilities of the Company, and (ii) second, to the Members in accordance with the positive balances in their respective Capital Accounts.

ARTICLE 10

TAX MATTERS

Section 10.1 Preparation of Tax Returns. If the Company becomes liable to file a federal income tax return, the President shall arrange for the preparation and timely filing of such return and all other returns required of the Company for state income or franchise tax purposes. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

Section 10.2 Tax Elections. The Managers shall determine whether to make any available election pursuant to the Code.

ARTICLE 11

INDEMNIFICATION; AFFILIATE TRANSACTIONS

Section 11.1 Definitions. In this Article:

(1) “Indemnitee” means (i) any present or former Member or officer of the Company, (ii) any person who while serving in any of the capacities referred to in clause (i) hereof served at the Company’s request as a director, officer, partner, manager, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and (iii) any person nominated or designated by (or pursuant to authority granted by) the Managers, to serve in any of the capacities referred to in clauses (i) or (ii) hereof.

(2) “Official Capacity” means (i) when used with respect to a Manager, the capacity as a Manager of the Company, (ii) when used with respect to a Member, the capacity as a Member of the Company, and (iii) when used with respect to a person other than a Member, the elective or appointive office of the Company held by such person or the employment or agency relationship undertaken by such person on behalf of the Company, but in each case does not include service for any other foreign or domestic limited liability company, corporation or any partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise.

(3) “Proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding.

Section 11.2 Indemnification. The Company shall indemnify every Indemnitee against all judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable expenses actually incurred by the Indemnitee in connection with any Proceeding in which he was, is or is threatened to be named defendant or respondent, or in which he was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of his serving or having served, or having been nominated or designated to serve, in any of the capacities referred to in Section 11.1, if it is determined in accordance with Section 11.4 that the Indemnitee (a) conducted himself in good faith, (b) reasonably believed, in the case of conduct in his Official Capacity, that his conduct was in the Company’s best interests and, in all other cases, that his conduct was at least not opposed to the Company’s best interests, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful; provided, however, that in the event that an Indemnitee is found liable to the Company or is found liable on he basis that personal benefit was improperly received by the Indemnitee the indemnification (i) is limited to reasonable expenses actually incurred by the Indemnitee in connection with the Proceeding and (ii) shall not be made in respect of any Proceeding in which the Indemnitee shall have been found liable for willful or intentional misconduct in the performance of his duty to the Company. Except as provided in the immediately preceding proviso to the first sentence of this Section 11.2, no indemnification shall be made under this Section 11.2 in respect of any Proceeding in which such Indemnitee shall have been (x) found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the Indemnitee’s Official Capacity, or (y) found liable to the Company. The termination of any Proceeding by judgment, order, settlement or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that the Indemnitee did not meet the requirements set forth in clauses (a), (b) or (c) in the first sentence of this Section 11.2. An Indemnitee shall be deemed to have been found liable in respect of any claim, issue or matter only after the Indemnitee shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom. Reasonable expenses shall include, without limitation, all court costs and all fees and disbursements of attorneys for the Indemnitee. The indemnification provided herein shall be applicable whether or not negligence or gross negligence of the Indemnitee is alleged or proven.

Section 11.3 Successful Defense. Without limitation of Section 11.2 and in addition to the indemnification provided for in Section 11.2, the Company shall indemnify every Indemnitee against reasonable expenses incurred by such person in connection with any Proceeding in which he is a witness or a named defendant or respondent because he served in any of the capacities referred to in Section 11.1, if such person has been wholly successful, on the merits or otherwise, in defense of the Proceeding.

Section 11.4 Determinations. Any indemnification under Section 11.2 (unless ordered by a court of competent jurisdiction) shall be made by the Company only upon a determination that indemnification of the Indemnitee is proper in the circumstances because he has met the applicable standard of conduct. Such determination shall be made (a) by the Managers by a majority vote of a quorum consisting of Managers who, at the time of such vote, are not named defendants or respondents in the Proceeding; (b) if such a quorum cannot be obtained, then by a majority vote of a committee of the Managers, duly designated to act in the matter by a majority vote of all Managers (in which designation Managers who are named defendants or respondents in the Proceeding may participate), such committee to consist solely of two (2) or more Managers who, at the time of the committee vote, are not named defendants or respondents in the Proceeding; or (c) by special legal counsel selected by the Managers or a committee thereof by vote as set forth in clauses (a) or (b) of this Section 11.4 or, if the requisite quorum of all of the Managers cannot be obtained therefor and such committee cannot be established, by a majority vote of all of the Managers (in which Managers who are named defendants or respondents in the Proceeding may participate). Determination as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination that indemnification is permissible is made by special legal counsel, determination as to reasonableness of expenses must be made in the manner specified in clause (c) of the preceding sentence for the selection of special legal counsel. In the event a determination is made under this Section 11.4 that I he Indemnitee has met the applicable standard of conduct as to some matters but not as to others, amounts to be indemnified may be reasonably prorated.

Section 11.5 Advancement of Expenses. Reasonable expenses (including court costs and attorneys’ fees) incurred by an Indemnitee who was or is a witness or was, is or is threatened to be made a named defendant or respondent in a Proceeding shall be paid by the Company at reasonable intervals in advance of the final disposition of such Proceeding, and without making any of the determinations specified in Section 11.4, after receipt by the Company of (a) a written affirmation by such Indemnitee of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company under this Article and (b) a written undertaking by or on behalf of such Indemnitee to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in this Article. Such written undertaking shall be an unlimited obligation of the Indemnitee but need not be secured and it may be accepted without reference to financial ability to make repayment. Notwithstanding any other provision of this Article, the Company may pay or reimburse expenses incurred by an Indemnitee in connection with his appearance as a witness or other participation in a Proceeding at a time when he is not named a defendant or respondent in the Proceeding.

Section 11.6 Employee Benefit Plans. For purposes of this Article, the Company shall be deemed to have requested an Indemnitee to serve an employee benefit plan whenever the performance by him of his duties to the Company also imposes duties on or otherwise involves services by him to the plan or participants or beneficiaries of the plan. Excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall be deemed fines. Action taken or omitted by an Indemnitee with respect to an employee benefit plan in the performance of his duties for a purpose reasonably believed by him to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Company.

Section 11.7 Other Indemnification and Insurance. The indemnification provided by this Article shall (a) not be deemed exclusive of, or to preclude, any other rights to which those seeking indemnification may at any time be entitled under the Company’s Certificate, any law, agreement or vote of Managers, or otherwise, or under any policy or policies of insurance purchased and maintained by the Company on behalf of any Indemnitee, both as to action in his Official Capacity and as to action in any other capacity, (b) continue as to a person who has ceased to be in the capacity by reason of which he was an Indemnitee with respect to matters arising during the period he was in such capacity, (c) inure to the benefit of the heirs, executors and administrators of such a person, and (d) not be required if and to the extent that the person otherwise entitled to payment of such amounts hereunder has actually received payment therefor under any insurance policy, contract or otherwise.

Section 11.8 Notice. Any indemnification of or advance of expenses to an Indemnitee in accordance with this Article shall be reported in writing to the Managers of the Company with or before the notice or waiver of notice of the next Managers’ meeting or with or before the next submission to Managers of a consent to action without a meeting and, in any case, within the twelve-month period immediately following the date of the indemnification or advance.

Section 11.9 Construction. The indemnification provided by this Article shall be subject to all valid and applicable laws, including, without limitation, Article 2.20 of the Act, and, in the event this Article or any of the provisions hereof or the indemnification contemplated hereby are found to be inconsistent with or contrary to any such valid laws, the latter shall be deemed to control and this Article shall be regarded as modified accordingly, and, as so modified, to continue in full force and effect.

Section 11.10 Continuing Offer, Reliance, etc. The provisions of this Article 11 are for the benefit of, and may be enforced by, each Indemnitee of the Company, the same as if set forth in their entirety in a written instrument duly executed and delivered by the Company and such Indemnitee and (b) constitute a continuing offer to all present and future Indemnitees. The Company, by its adoption of this LLC Agreement, (x) acknowledges and agrees that each Indemnitee of the Company has relied upon and will continue to rely upon the provisions of this Article in becoming, and serving in any of the capacities referred to in Section 11.1(a) of this Article, (y) waives reliance upon, and all notices of acceptance of, such provisions by such Indemnitees and ( z) acknowledges and agrees that no present or future Indemnitee shall be prejudiced in his right to enforce the provisions of this Article in accordance with their terms by any act or failure to act on the part of the Company.

Section 11.11 Effect of Amendment. No amendment, modification or repeal of this Article or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitees to be indemnified by the Company, nor the obligation of the Company to indemnify any such Indemnitees, under and in accordance with the provisions of the Article as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 11.12 Affiliate Transactions; Other Business Ventures. A Member, on behalf of the Company, may enter into contracts or transactions with himself or any of their respective affiliates, provided that any such contract or transaction shall be on terms no more favorable to such Member or its Affiliates than generally afforded to unrelated parties in a similar transaction. Any Member may also engage in or possess an interest in independent ventures of any kind and neither the Company nor any of the Managers will have any right by virtue of this LLC Agreement or the Act in or to such independent ventures or to the income, profits or benefits derived therefrom. No Member shall have any obligation to present to the Company an investment opportunity which may come to such Member’s attention, even if such opportunity is of such character as to be a suitable investment for the Company.

ARTICLE 12

GENERAL PROVISIONS

Section 12.1 Addresses and Notices. Any notice, offer, consent, demand, request or other communication required or permitted to be given or made to a Manager or Assignee under this LLC Agreement shall be made in writing and shall be deemed given or made when delivered in person or when sent by first-class United States mail or by overnight courier service, facsimile or other means of written communication to the Manager at the address or facsimile number set forth on Exhibit A or to such other address or number as any Member or Assignee may hereafter designate by written notice.

Section 12.2 Titles and Captions. All article or section titles or captions in this [LC Agreement are for convenience only. They shall not be deemed part of this LLC Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof.

Section 12.3 Pronouns and Plurals. Whenever the context may require, any pronoun used in this LLC Agreement shall include the corresponding masculine, feminine or neuter forms. and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

Section 12.4 Governing Law; Successors; and Severability. This LLC Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and, subject to the restrictions on transferability set forth in this LLC Agreement, shall bind and inure to the benefit of the heirs, executors, personal representatives, successors and assigns of any Member. The rights and liabilities of the Managers under this LLC Agreement shall be as provided by Deleware law.

Section 12.5 Entire Agreement; Amendment. This LLC Agreement constitutes the sole operating agreement of the Company and constitutes the entire agreement among the parties. This LLC Agreement supersedes any prior agreements or understandings, oral or written, between the parties with respect to the limited liability company formed herein, all of which are hereby canceled. This LLC Agreement may not be modified or amended except by an instrument in writing executed by the Members.

ARTICLE 13

SUBJECT TO ALL LAWS

Section 13.1 Subject to All Laws. The provisions of this LLC Agreement shall be subject to all valid and applicable laws, including, without limitation, the Act, as now or hereafter amended, and in the event that any of the provisions of this LLC Agreement are found to be inconsistent with or contrary to any such valid laws, the latter shall be deemed to control and this LLC Agreement shall be deemed modified accordingly, and, as so modified, to continue in full force and effect.

IN WITNESS WHEREOF, the undersigned, being the sole Member of the Company, has executed and adopted this LLC Agreement effective for all purposes as of the 31st day of December, 2001.

CONTOUR ENERGY CO.

By:	/s/ Kenneth R. Sanders

KENNETH R. SANDERS, President

BEING THE SOLE MEMBER OF THE COMPANY

EXHIBIT A

Membership Interests

Member	Membership Interest Units
CONTOUR ENERGY CO.	1,000

1

EXHIBIT B

Managers

The following shall be the Managers of the Company until such time as they shall resign or until their successors are duly elected and qualified:

KENNETH R. SANDERS

RICK G. LESTER

1